Exhibit 10.32
EXTENSION OF LEASE

This Extension of Lease is made on February 25, 2020, between Liberty Vista, a California limited partnership ("Lessor"), whose address is 1000 Pioneer Way, El Cajon. CA 92020, and Exagen Diagnostics. lnc., ("Lessee"), with reference to 1221 Liberty Way, San Diego, CA 92083 who agree as follows:

1.Recitals. This Extension of Lease is made with reference to the following facts and objectives:
a.Lessor and Lessee entered into a written Lease dated August 15, 2014, as extended February 1, 2018 ("the Lease") in which Lessor leased to Lessee, and Lessee leased from Lessor, premises located in the City of San Diego, County of San Diego, California, commonly known as 1221 Liberty Way, San Diego, CA 92083, consisting of approximately 19,504 square feet ("Premises").
b.The term of the Lease expires on January 31, 2021.
c.The parties desire to extend the term of the Lease for an additional period of five (5) years beginning February 1, 2021.
2.Extension of Term. The term of the Lease shall be extended for an additional period of five (5) years from and after February 1, 2021, so that the term of the Lease shall extend to and include January 31, 2026.
3.Base Monthly Rent. Base monthly rent for the extended term shall be as follows:

February 1, 2021 through January 31, 2022	$19,000.00 Payable Monthly
February 1, 2022 through January 31, 2023	$19,600.00 Payable Monthly
February 1, 2023 through January 31, 2024	$20,200.00 Payable Monthly
February 1, 2024 through January 31, 2025	$20,800.00 Payable Monthly
February 1, 2025 through January 31, 2026	$21,400.00 Payable Monthly
4.Rent Abatement. Base Monthly Rent shall be 50% abated commencing the first full month after execution of this extension and continuing for a total of ten (10) months thereafter. Rent Abatement is contingent upon this Extension being executed by Lessee no later than March 6, 2020 at 4pm PST. If the Extension is executed after this time the abated rent shall be nine (9) months and decline at a rate of one (1) month of rent abatement for each one (1) week delay in executing the Extension.
5.Signage. Lessee will be permitted to install reasonable and appropriate signage, subject to applicable laws and regulations and Lessors prior written consent.
6.Condition of Premise. The property will be delivered in its "as-is" condition upon lease extension execution.
7.Tenant Improvement Allowance. Lessor hereby grants to Lessee a tenant improvement allowance of Seventy-Five Thousand Dollars ($75,000.00) (the "Allowance"). If the Tenant Improvement costs exceeds the Allowance, Lessee agrees to pay for such excess using its funds or the Lessor provided "Additional Allowance" of up to Fifty Thousand Dollars ($50,000.00). Any portion of the Additional Allowance used by Lessee shall be amortized over the remaining term of the lease at 7% annual increase and paid monthly as additional Base Rent. The Allowance and Additional Allowance (collectively the "Allowances") are to be used for the payment of the cost of preparing all plans and specifications, the payment of plan check, permit and fees relating to construction of the tenant improvements, and construction of the tenant improvements. Lessor shall not charge a construction management or supervision fee for its oversight of the Tenant Improvements. The cost of the Tenant Improvements shall be charged against the Allowances. In no event will the Allowances be used to pay for Lessee's furniture, artifacts, equipment, telephone systems or any other items of personal property or Lessee. All tenant improvements must be approved by Lessor and permitted with the local governing authority prior to construction. Any unused portion of the Allowances as of January 31, 2021 will not be refunded to Lessee or be available to Lessee as a credit against any obligations of Lessee under the Lease. Lessor shall reimburse Lessee for approved expenses upon receipt of copies of paid invoices and appropriate lien releases from outside contractors.
Lessee inherited improvements from the previous tenant and has continued to make capital improvements to the Premises; therefore, Lessee shall not be responsible for any restoration of improvements completed prior to this extension agreement.
8.ADA Compliance. Lessor warrants that to the best of its knowledge the exterior improvements meet applicable ADA requirements. If the exterior improvements do not comply with said warranty, Lessor shall, except as otherwise provided in the Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non compliance, rectify the same at Lessor's expense. If Lessee does not give Lessor written notice of non-compliance with this warranty by January 31, 2021, correction of that non-compliance shall be the obligation of the Lessee at Lessee's sole cost and expense.
9.Lessor's Work. Lessor shall be responsible for delivering all exterior building lights in good operating condition and removing the four (4) dead trees at the entrance of the building (subject to Lessors review of specific trees) within 60 days of a fully executed lease Extension.
10.Maintenance and Operating Costs and Obligations. Lessor will arrange for the management of the property and arrange and supervise the maintenance of the landscaping, parking lot, roof, HVAC equipment. building exterior. Lessee will reimburse Landlord for the appropriate costs and appropriate reserves.
11.Governmental Regulations. Lessor will be responsible for any binding governmental order pertaining to the property that is not related to Lessee's use, occupancy or alteration of the property. Lessee will be responsible for any governmental order pertaining to the property that is related to its use, occupancy or alteration of the property.
12.Option. Lessor hereby grants to Lessee the option to extend the term of this Lease for one (1) five (5) year period at Fair Market Value, commencing when the prior term expires. In order to exercise an option to extend, Lessee must give written notice of such election to Lessor at least nine (9) months prior to the date that the option period would commence. The Base Rent during the first year of the option period shall be at the then prevailing fare market rate, but not less than the Base Rent in effect immediately prior to the commencement of the extended term. Thereafter, on each anniversary of the commencement of the extended term, the Base Rent will increase by 3%.
13.Utilities. Lessee will be responsible for all utilities serving the property.
14.FF&E. Lessee has the right, at its sole cost and expense, to repair, replace, or dispose of all existing furniture in the building. Lessor shall have no further rights to said furniture.
15.Security Deposit: Lessee's Security Deposit shall be $22,000.00. Lessor currently holds a Security Deposit of $40,412.00 and will return to Lessee $18,412.00 within 30 days of executing this Extension.
16.Lessor Ownership Assignment. The Lessor of the premises was assigned from Oak Properties, a California general partnership to: Liberty Vista, a California limited partnership.
17.Effectiveness of Lease. Except as set forth in this Extension of Lease, all the provisions of the Lease shall remain unchanged and in full force and effect.

LESSOR:	LESSEE:
Liberty Vista	Exagen Diagnostics, Inc.
A California Limited Partnership
By: Hamann Property Management, Inc.
Authorized Agent

By: /s/ Brendan Thiessen	By: /s/ Fortunato Ron Rocca
Fortunato Ron Rocca, President & CEO
Date: 3/12/2020	Date: 3/06/2020